CONTRACT FOR SALE OF REAL ESTATE

THIS AGREEMENT made and entered into by and between All American Homes of Tennessee, LLC  (“Seller") and MMS Investment Group, Inc. or its assigns (“Purchasers").  For and in consideration of the sum of Five Million Two Hundred Seventy Five Thousand Dollars ($5,275,00.00) and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

THE PROPERTY.  Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon the terms and conditions herein set forth, the tract of land, improvements thereon, if any, and appurtenances thereunto belonging, located in the Springfield North Industrial Park, County of Robertson, State of Tennessee, more particularly described as follows: an office / warehouse building containing approximately  143,498 s.f. and a 7,598 s.f. storage building situated on 44.49 acres and located at 102 Evergreen Drive and further identified as Map 69 Parcel 1309 of the Robertson  County Tax Maps.

Flood Zone:     X      NO

          Yes

The personal property sold by this contract shall be everything identified on the attached Schedule 1 entitled Equipment and Furniture, all of which is located on or about the above described premise (“Included Personal Property”), and which shall not be removed by SELLER or its agents, without the written consent of BUYER.  The following items are specifically excluded from this sale and are retained by SELLER:  trucks, certain trailers, yard inventory modules, model homes and model home furnishings, and raw materials.   The Included Personal Property will be transferred to BUYER by a separate AS IS ABSOLUTE BILL OF SALE.  SELLER represents that no security interest in personal property or fixtures which are being sold under this contract exists, or will exist at the time of closing, in favor of any person or entity. Buyer acknowledges that it is familiar with the condition of the goods and has inspected the goods.  That All American Homes of Tennessee is not a merchant of the goods.  That the goods are sold AS IS, without any warranty as to condition or value, AND WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and Buyer voluntarily assumes all risks and damages resulting from or arising out of the use of the goods.  Said Included Personal Property and Real Estate being sold and purchased hereunder shall be referred to herein collectively as the "Property".

2.

PURCHASE PRICE.  The purchase price of the Property shall be  $4,000,000.00 for real estate and  $1,275,000.00 for the Included Personal Property.  Any earnest money deposit held by escrow agent and shall be applied to the purchase price and the balance shall be paid as follows: Purchaser shall deliver cash to the Seller at closing.

3.

DATE OF CLOSING.  The closing of this purchase shall take place at a time reasonably designated by BUYER so as to allow compliance with all time frames in this Contract, but the BUYER shall furnish not less than forty-eight (48) hours (must be business days) written notice to Seller of Closing.  In no event shall Closing be later than ninety five (95) days, unless otherwise extended in writing by the parties, from this Contract being finally signed and delivered to the other party.

3.1

PLACE OF CLOSING. Closing will be held at the office of Seller or as otherwise agreed upon.

4.

OBLIGATIONS OF PARTIES AT CLOSING.  At the closing, the parties hereto shall satisfy and perform the following:

(a)

Seller shall:

(i)

Deliver a corporate warranty deed, suitable for recording, conveying to Purchaser or its designee such title as in effect as of the effective date of the title insurance commitment to be provided to Purchaser as herein below described. Seller will furnish any corrective instruments that may be required in connection with perfecting the title.

(ii)

Deliver to Purchaser, at Seller's expense, a title policy on the Property from a title company reasonably designated by Purchaser in the amount of the total purchase price and insuring title without exception other than as shown on the title insurance commitment provided to Purchaser as herein below provided.

(iii)

Pay the applicable real estate brokerage commission as hereinafter provided.

(iv)

Deliver to Purchaser possession of the Property, free and clear of all leases, tenancies, and occupancies.

(v)

Deliver to Purchaser a current boundary survey, and a set of as build plans of the building.

(vi)

Deliver to the Purchaser a Phase One Environmental report.

(vii)

Have the legal capacity to and will convey good, insurable, and marketable title, free of liens, encumbrances of record or known to seller, and free of any other violations, liens, or restrictions relating to real property including governmental regulations, building, health, sanitation, zoning, and safety codes.

(b)

Purchaser shall:

Make full cash payment to Seller for the purchase price of the Property.  The name of the grantee to the Deed shall be specified by BUYER prior to Closing.

5.

EARNEST MONEY DEPOSIT.  Purchaser upon acceptance of this contract by Seller (or within three (3)business/banking days thereafter since Buyer’s attorney will need to wire the funds personally from its trust account) will deliver to NAI MATHEWS PARTNERS ("Broker" and “Escrow Agent”) the sum of Two-Hundred Fifty Thousand Dollars and no cents ($250,000.00) as an earnest money deposit on account of the purchase price hereunder (the “Deposit”).  Said Deposit shall be fully refundable where said Contract becomes void under paragraphs 9, 10 or 15 of this agreement.

Where Buyer fails to close within ninety five (95) days from the date of this Contract or otherwise elects to cancel this contract for reasons other than those outlined under paragraphs 9, 10 or 15 of this agreement, Buyer shall forfeit twenty five thousand ($25,000.00), to Seller.  Seller has a duty to act in good faith and to not engage in any act that would obstruct, hinder, or delay Buyer from Closing or performing any act hereunder.  However, Buyer shall have the right to extend the closing date by an additional thirty-one (31) days by sending written notice of its election to extend the closing date prior to or on the day of Closing, and delivering fifty thousand dollars ($50,000.00) within three (3) banking/business days to seller or its agent.  After the expiration of the additional thirty-one (31) days (i.e. 126 days from this Contract being finally signed and delivered to the other party) and in the event that Buyer failed to close for reasons other than those outlined under paragraphs 9, 10 or 15 of this agreement, Buyer shall forfeit its Seventy Five Thousand dollar ($75,000.00) escrow deposit to Seller.

Upon inspection of the seven (7) trailers included in this Agreement, Buyer is entitled to reject acceptance of any one or more of said trailers if their condition is not satisfactory to Buyer, assuming Buyer’s rejection is reasonable, and the price for said trailers of seventy five thousand dollars ($75,000) shall be renegotiated by the parties.

Broker shall deposit each deposit check in a separate interest bearing escrow account.  All checks representing deposits for which Broker receives shall be deposited in Broker's escrow account prior to closing and shall be subject to clearance. Accrued interest shall accrue in favor of Buyer, and shall be applied towards the Purchase price, unless Buyer cancels this contract for reasons other than those outlined under paragraphs 9, 10 or 15, in which event said interest accrual is forfeited to Seller.

5.1.0

ESCROW AGENT.   If Escrow Agent receives conflicting demands or has a good faith doubt as to Escrow Agent’s duties or liabilities under this Contract, he/she may (a) hold the subject matter of the escrow until the parties mutually agree to its disbursement or until issuance of a court order or arbitration order determining the parties’ rights regarding the escrow or (b) deposit the subject mater of the escrow with the clerk of the circuit court having jurisdiction over the dispute; of if the parties agree place same in an interest bearing account to be jointly held by the parties legal representatives.  The parties agree that Escrow Agent will not be liable to any person for misdelivery to BUYER or SELLER of escrowed items, unless misdelivery is due to Escrow Agent’s breach of this Contract or gross negligence.

6.

RISK OF LOSS.  Risk of loss shall remain on Seller prior to closing, at which time it shall pass to Buyer.

7.

APPLICATION FOR TITLE INSURANCE.  Promptly after the execution hereof, Seller will apply for a standard ALTA title binder from a title company reasonably designated by Purchaser and will furnish copies thereof to Purchaser upon receipt.  Purchaser shall have fifteen  (15) days following its receipt of the title insurance binder (the "Commitment") referred to in numbered Paragraph 7 of the main body of this Agreement within which to notify Seller in writing of any objections(s) to any matters shown on the Commitment other than general utility easements that do not materially impair (in Purchaser's reasonable discretion) Purchaser's intended development of the property.  In the event Purchaser fails to object to any such matters within such period, Purchaser shall be deemed to have accepted the exceptions to title disclosed by said Commitment, and to exceptions to title disclosed by said Commitment, and to have waived any of objection(s) Purchaser may have within such period, Seller shall have fifteen (15) days (or until Closing if a longer period) within which to remedy such objection(s).  If Seller cannot, or elects not, to cure such objection(s) within such period, then Purchaser shall elect, within five (5) days following written notice from Seller of Seller's inability to remedy (or its election not to remedy such objection(s) either (i) to waive such objection(s) and proceed with the closing of this transaction, without reduction in the Purchase Price or (ii) to terminate this Agreement and receive a full refund of its earnest money deposit, in which event this Agreement shall be null and void and neither party shall have any further obligation to the other hereunder.  Failure by Purchaser to notify Seller in writing within said five (5) day period shall be deemed conclusively to be the election by Purchaser to proceed under (i) above.  Notwithstanding, anything herein or in the main body of this Agreement to the contrary, in the event of any termination of this Agreement pursuant to the terms of provisions of the Paragraph, there shall be no brokerage commission due Broker (under this or under any other agreement) from either Seller or Purchaser, and Broker expressly acknowledges and agrees to same.

8.

PRORATIONS AT CLOSING.  Real estate taxes for the current year, rentals and insurance premiums (acceptable to Purchaser), interest on encumbrances, and operating expenses (for service contracts or other obligations assumed by Purchaser), if any, shall be prorated as of the date of closing.

9.

CONDEMNATION OR DESTRUCTION.  If prior to the closing of this transaction, all or any substantial part of the Property is condemned, damaged or destroyed, or any entity so authorized by law notifies either party that it intends to exercise its powers of eminent domain by taking the property that is the subject of this contract, Purchaser shall have the option of either applying the proceeds of any condemnation award or insurance policies to reduce the total consideration provided herein or terminating this contract by delivering written notice of termination pursuant to this section to Seller within twenty (20) days of the date Seller notifies Purchaser in writing of such condemnation, damages or destruction.  In the event of such termination, Purchaser shall be entitled to a refund of the deposit.

10.

NO GOVERNMENT NOTICES.  Seller warrants that Seller has not received, nor is aware of, any notification from any City, County, State or other governmental authority having jurisdiction, requiring any work to be done on or affecting the Property or expressing an intent to condemn or make special improvements for the benefit of the Property.  Seller further warrants that in the event any such notice is received prior to closing, Seller shall submit such notice to Purchaser for examination and approval.  Should Purchaser fail to approve any such notice within twenty (20) days from the date Purchaser receives such notice, this contract shall be canceled without further liability to either party except Purchaser shall be entitled to a refund of the deposit.

11.

ASSIGNMENT.  Purchaser shall have the right to assign this contract and all rights hereunder, provided the assignee shall assume in writing all the obligations of Purchaser hereunder.  In case of such an assignment, Purchaser shall further have the right to be relieved of any future liability under this contract, provided Seller gives its written consent thereto, which shall not be unreasonably withheld.

12.

BROKERAGE.  In negotiating this contract, Broker has rendered a valuable service for which reason Broker is made a party hereto, and seller shall pay Broker a commission upon closing.  No commission shall be due unless the sale contemplated herein closes.  Should Purchaser and Seller choose to close this transaction without payment of the commission due Broker, Seller shall be liable to Broker for such amount irrespective of anything herein to the contrary.

Commission to be paid in this transaction shall be six percent (6%) of the purchase price for the real estate, which is $4.0 million dollars, which Seller agrees to pay to Broker in accordance with the provisions hereof.

Except as expressly set forth herein, the provisions of this section shall not supersede or waive any rights Broker has under any contract with Seller or Purchaser concerning the sale or purchase of the Property.

13.

ADDITIONAL REMEDIES.  In the event of breach of this contract by either Purchaser or Seller, the other party shall have, in addition to the remedies as herein provided, such additional remedies as otherwise allowed by law and equity, including but not limited to, specific performance and the right to record a lis pendens.

14.

MISCELLANEOUS.

(a)

Time is of the essence of this contract.

(b)

If any term or condition of this contract be invalid or unenforceable, the remainder of the contract shall be affected thereby.

(c)

This contract constitutes the entire agreement of the parties hereto and, unless specified otherwise herein, no representation, inducement, promises or prior agreements, oral or written, between the parties or made by any agent on behalf of the parties shall be of any force or effect.

(d)

This contract shall be construed and interpreted under the laws of the State of Tennessee.

(e)

Purchaser and Seller shall at the time of closing execute such other papers and documents as may be legally necessary in order to close this transaction.

(f)

The provisions of this contract shall not merge into the documentation from this transaction and shall survive the closing of this transaction and the execution and delivery of the deed pursuant hereto.

(g)

Any notice hereunder must be in writing, and shall be effective when received by Certified Return Receipt Requested, or facsimile, only.  For purposes of notice, the addresses of the parties shall be set forth below or as may be designated from time to time.

(h)

The provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their prospective heirs, legal representatives and assigns.

(i)

Any addendum attached hereto shall be deemed a part hereof and shall supersede any conflicting terms or conditions contained in this contract.

(j) To the extent that any date falls on a weekend, or legal holiday, then that date shall be extended to the next business day.

15.

INSPECTION.  Commencing on the date of this contract, and subject to the rights of all tenants, Purchaser, Purchaser's agents, employees, and contractors shall have the right during regular business hours, but without interfering with the operations being carried on upon the Property, to enter the Property and conduct such tests and inspections of the condition of the Property, the equipment or structures contained on the Property, surveys, or other such reasonable investigations as may be necessary.  In the event such tests or inspections shall reveal defects which materially affect the value of the Property for Buyer’s intended use, Purchaser shall have the right: (i) to terminate this Agreement whereupon all Earnest Money and any interest shall be returned to Purchaser; or (ii) Purchaser shall deliver to Seller, within seventy (70) days after last execution hereof, notice of objection to such condition or defect.  Seller shall have ten (10) days from receipt of said objections to cause them to be removed, repaired, or remedied.   If Seller is unable to cure within five (5) days prior to Closing, or as otherwise agreed or extended by the parties, and such agreement shall not be unreasonably withheld by either party, Purchaser shall give notice of cancellation of this contract prior to Closing, in which event this contract shall be deemed void and Purchaser shall be entitled to a return of the deposit.  Failure to give such notice within the time provided shall constitute a waiver of any objection as to the condition of the Property.  Seller agrees to provide to Purchaser any reports that have been conducted on the property, all leases and all building plans within fifteen (15) days of execution hereof.

16.

BROKER PARTICIPATION.  Purchaser and Seller warrant to Broker and to each other that they have dealt with no real estate broker in connection with this sale other than NAI Mathews Partners and that no other broker is entitled to any commission on account of this contract.

17.

BROKER REPRESENTATION.  Purchaser and Seller acknowledge that NAI MATHEWS PARTNERS (Check if applicable    X  ) represents SELLERS.

18.

EXPIRATION OF OFFER.  In the event Seller does not accept this offer on or before the FRIDAY, MARCH 10, 2006 at 5:00 PM, this offer shall become null and void.

19.

CONSTRUCTION LIENS.  "At the time of closing, SELLER shall execute and deliver to the buyer an affidavit that shall attest to the absence of any claims of lien, potential lienors, or work done from which such liens could arise.  The affidavit shall state that the property has not been improved within the 90 days preceding the closing, or if the property has been improved, shall set forth the names and addresses of all contractors, subcontractors, suppliers, and materialmen.  The affidavit shall further provide that the bills for such work have been paid.

20.

SPECIAL ASSESSMENTS. SELLER is to pay all special assessments which have been confirmed, certified, ratified or become liens upon the property as of the date specified for Closing by this contract or which improvements have been substantially completed as of the date when this contract was executed and the confirmation, certification, or ratification was pending on that date in which case SELLER shall be charged at closing the amount of the last estimate of the public body imposing the assessment.

21.

ATTORNEYS' FEES AND COSTS. In connection with any arbitration arising out of the contract, the prevailing party will be entitled to recover all costs incurred, including reasonable attorneys' fees at both the trial and appellate levels, plus prejudgment interest at the highest rate allowed by law.

22.

CONTRACT NOT RECORDABLE. This contract will not be recorded.

23.

ARBITRATION.  Any controversy, claim, or counterclaim and other matters in question between the parties arising out of or relating to: the job Property, Buyer, Seller, Escrow Agent, or Broker, shall, be decided by binding arbitration with the American Arbitration Association in accordance with the Rules of the Real Estate and to be held in Tennessee.

24.

JOINT WORK PRODUCT. This Contract shall be deemed as a joint work product of all Parties, and all Parties shall be considered the drafters of this Agreement.  Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement.

25.

AUTHORITY. Each individual signing this Contract warrants and represents that he or she has full authority to execute the same on behalf of the Party, person, or entity on whose behalf he or she signs, and that he or she is acting within the course and scope of such authority in doing so.

26.

COUNTERPARTS. This Contract and the attachments may be executed in multiple counterpart copies, each of which shall be deemed to be an original.  A facsimile of a signature shall be binding, and shall be deemed to constitute an original.

March 10, 2006

March 10, 2006

PURCHASER:

SELLER:

MMS Investment Group, Inc.

All American Homes of Tennessee, LLC

By:   /s/ Cindy Bermingham

By:   /s/ Gary L. Near

Title: Managing Director

Title: Treasurer

Address:

Address:

Fax: __________________________

Fax: __________________________

NAI MATHEWS PARTNERS - Broker

By:

/s/Thomas J. Davis

Address:

Fax: __________________________

Terry/Contracts/Vastola_Morrison

FIRST ADDENDUM TO CONTRACT FOR SALE OF REAL ESTATE

This is an addendum to that Contract for Sale of Real Estate (“Contract”) with an offer date of March 10, 2006, between All American Homes of Tennessee, LLC (“Seller”) and MMS Investment Group, Inc or its assigns (“Purchasers”), regarding the tract of land, improvements thereon, if any, and appurtenances thereunto belonging, located in the Springfield North Industrial Park, County of Robertson, State of Tennessee.  The following terms are hereby incorporated as part of the Contract.

5.

EARNEST MONEY DEPOSIT.  Purchaser upon acceptance of this contract by Seller (or within three (3)business/banking days thereafter since Buyer’s attorney will need to wire the funds personally from its trust account) will deliver to NAI MATHEWS PARTNERS ("Broker" and “Escrow Agent”) the sum of Two-Hundred Fifty Thousand Dollars and no cents ($250,000.00) as an earnest money deposit on account of the purchase price hereunder (the “Deposit”).  Said Deposit shall be fully refundable where said Contract becomes void under paragraphs 7, 9, 10 or 15 of this agreement.

Where Buyer fails to close within ninety five (95) days from the date of this Contract or otherwise elects to cancel this contract for reasons other than those outlined under paragraphs 7, 9, 10 or 15 of this agreement, Buyer shall forfeit twenty five thousand dollars ($25,000.00), to Seller as total liquidated damages.  Seller has a duty to act in good faith and to not engage in any act that would obstruct, hinder, or delay Buyer from Closing or performing any act hereunder.  However, Buyer shall have the right to extend the closing date by an additional thirty-one (31) days by sending written notice of its election to extend the closing date prior to or on the day of Closing, and delivering fifty thousand dollars ($50,000.00) within three (3) banking/business days to seller or its agent.  After the expiration of the additional thirty-one (31) days (i.e. 126 days from this Contract being finally signed and delivered to the other party) and in the event that Buyer failed to close for reasons other than those outlined under paragraphs 7, 9, 10 or 15 of this agreement, Buyer shall forfeit Seventy Five Thousand dollars ($75,000.00) to Seller as total liquidated damages.

Upon inspection of the seven (7) trailers included in this Agreement, Buyer is entitled to reject acceptance of any one or more of said trailers if their condition is not satisfactory to Buyer, assuming Buyer’s rejection is reasonable, and the price for said trailers of seventy five thousand dollars ($75,000) shall be renegotiated by the parties.

Broker shall deposit each deposit check in a separate interest bearing escrow account.  All checks representing deposits for which Broker receives shall be deposited in Broker's escrow account prior to closing and shall be subject to clearance. Accrued interest shall accrue in favor of Buyer, and shall be applied towards the Purchase price, unless Buyer cancels this contract for reasons other than those outlined under paragraphs 9, 10 or 15, in which event said interest accrual is forfeited to Seller.

13.

ADDITIONAL REMEDIES.  In the event of breach of this contract by    Seller, the  Purchaser shall have, in addition to the remedies as herein provided, such additional remedies as otherwise allowed by law and equity, including but not limited to, specific performance and the right to record a lis pendens.  Seller’s remedies shall be limited to those specified in paragraph 5 of the Contract.

18.

EXPIRATION OF OFFER.  In the event all parties do not accept this offer on or before the TUESDAY, MARCH 14, 2006 at 5:00 PM, this offer shall become null and void.

To the extent that the terms of this ADDENDUM modify or conflict with any provisions of the Contract, these terms shall control.  All other terms of the Contract, not modified by this ADDENDUM shall remain the same.

This ADDENDUM may be executed in multiple counterpart copies, each of which shall be deemed to be an original.  A facsimile of a signature shall be binding, and shall be deemed to constitute an original.

March 13, 2006

March 13, 2006

PURCHASER:

SELLER:

MMS Investment Group, Inc.

All American Homes of Tennessee, LLC

By:

/s/Cindy Bermingham

By:

/s/David Kurth

Title:

Managing Director

Title:

V.P. General Manager

Address:

Address:

2831 Dexter Drive

Fax: __________________________

Elkhart, IN  46515

Fax: __574-262-8823_

NAI MATHEWS PARTNERS - Broker

By:

/s/Terry Smith

Address:

Fax: __________________________

                     Seller’s Initials                                     Seller’s Initials

SECOND ADDENDUM TO CONTRACT FOR SALE OF REAL ESTATE

This is an addendum to that Contract for Sale of Real Estate (“Contract”) with an offer date of March 10, 2006, between All American Homes of Tennessee, LLC (“Seller”) and MMS Investment Group, Inc or its assigns (“Purchasers”), regarding the tract of land, improvements thereon, if any, and appurtenances thereunto belonging, located in the Springfield North Industrial Park, County of Robertson, State of Tennessee.  The following terms are hereby incorporated as part of the Contract.

18.

EFFECTIVE DATE.  This addendum shall confirm that the effective date of the contract is Wednesday, March 15, 2006.

To the extent that the terms of this ADDENDUM modify or conflict with any provisions of the Contract and any previous addendums, these terms shall control.  All other terms of the Contract and any previous addendums, not modified by this ADDENDUM shall remain the same.

This ADDENDUM may be executed in multiple counterpart copies, each of which shall be deemed to be an original.  A facsimile of a signature shall be binding, and shall be deemed to constitute an original.

March 15, 2006

March 15, 2006

PURCHASER:

SELLER:

MMS Investment Group, Inc.

All American Homes of Tennessee, LLC

By:

/s/Cindy Bermingham

By:

/s/Gary L. Near

Title:

Managing Director

Title:

Treasurer

Address:

Address:

Fax: __________________________

Fax: __________________________

NAI MATHEWS PARTNERS - Broker

By:

/s/Terry Smith

Address:

Fax: __________________________

Date:__________________________